Filed pursuant to Rule 433

Registration Nos. 333-180410 and 333-180410-06

Free Writing Prospectus Dated March 5, 2014

Final Term Sheet

PPL CAPITAL FUNDING, INC.

$350,000,000 3.950% SENIOR NOTES DUE 2024 (“2024 Notes”)

$400,000,000 5.000% SENIOR NOTES DUE 2044 (“2044 Notes”)

Issuer:	PPL Capital Funding, Inc.

Guarantor:	PPL Corporation

Selling Securityholders:

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Lloyds Securities Inc.

CIBC World Markets Corp.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Expected Issue Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Stable) / BBB- (Stable) / BBB (Stable)

Size:	2024 Notes: $350,000,000 2044 Notes: $400,000,000

Trade Date:	March 5, 2014

Settlement Date:	March 10, 2014 (T+3)

Maturity Date:	2024 Notes: March 15, 2024 2044 Notes: March 15, 2044

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing on September 15, 2014

Coupon:	2024 Notes: 3.950% 2044 Notes: 5.000%

Price to Public:	2024 Notes: 99.672% 2044 Notes: 99.876%

Benchmark Treasury:	2024 Notes: 2.750% due February 15, 2024 2044 Notes: 3.750% due November 15, 2043

Benchmark Treasury Yield:	2024 Notes: 2.690% 2044 Notes: 3.628%

Spread to Benchmark Treasury:	2024 Notes: + 130 basis points 2044 Notes: + 138 basis points

Yield to Maturity:	2024 Notes: 3.990% 2044 Notes: 5.008%

Optional Redemption:

2024 Notes: On or after March 15, 2016 and prior to December 15, 2023, the 2024 Notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2024 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after December 15, 2023, the 2024 Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

2044 Notes: On or after March 15, 2016 and prior to September 15, 2043, the 2044 Notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2044 Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2044 Notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after September 15, 2043, the 2044 Notes will be redeemable at a redemption price equal to 100% of the principal amount of the 2044 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

CUSIP / ISIN:	2024 Notes: 69352P AK9 / US69352PAK93 2044 Notes: 69352P AJ2 / US69352PAJ21

Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Scotia Capital (USA) Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Lloyds Securities Inc.

Co-Managers:

CIBC World Markets Corp.

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Credit Suisse Securities (USA) LLC by calling at 1-800-221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling at 1-800-294-1322.